As filed with the Securities and Exchange Commission on April 26, 2016

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
ON FORM S-3 NO. 333-196618

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1
ON FORM S-3 NO. 333-194932

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 NO. 333-177486

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 NO. 333-168161

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 NO. 333-166756

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Magnum Hunter Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas 75039

(832) 369-6986

(Address of registrant’s principal executive offices)

(Name, address, including zip code and telephone number, including area code, of agent for service)	Copy of communications to:

Paul M. Johnston 909 Lake Carolyn Parkway, Suite 600 Irving, Texas 75039 (832) 369-6986	Matthew R. Pacey, P.C. Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Tel: (713) 835-3600 Fax: (713) 835-3601

Approximate date of commencement of proposed sale to the public:

Not applicable.  Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-1 on Form S-3 and on Form S-3 (collectively, the “Registration Statements”), originally filed by Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•                  Registration No. 333-196618, filed on Form S-1 on June 9, 2014 (as amended and converted to Form S-3 on August 12, 2014), pertaining to the registration of 21,428,580 shares of common stock of the Company (“Shares”), issued or issuable from time to time, and 2,142,858 shares of common stock that are issuable upon exercise of warrants;

•                  Registration No. 333-194932, filed on Form S-1 on March 31, 2014 (as amended on July 21, 2015 and converted to Form S-3 on August 26, 2014), pertaining to the registration of 4,300,000 Shares, issued or issuable from time to time;

•                  Registration No. 333-177486, filed on Form S-3 on October 24, 2011, pertaining to the registration of 13,253,445 Shares that were issuable upon exercise of certain warrants;

•                  Registration No. 333-168161, filed on Form S-3 on July 16, 2010, pertaining to the registration of 616,812 Shares that were issuable upon exercise of certain warrants; and

•                  Registration No. 333-166756, filed on Form S-3 on May 12, 2010 (as amended on May 18, 2010), pertaining to the registration of 5,499,032 Shares that were issuable upon exercise of certain warrants.

On December 15, 2015, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 (the “Filing”) of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are being jointly administered under the caption In re Magnum Hunter Resources Corporation, et al., Case No. 15-12533 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 26, 2016.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities indicated on April 26, 2016.

	Signature	Title

	/s/ Gary C. Evans	Chairman of the Board and Chief Executive Officer
	Gary C. Evans	(Principal Executive Officer)

	/s/ Joseph C. Daches	Senior Vice President and Chief Financial Officer
	Joseph C. Daches	(Principal Financial and Accounting Officer)

	*	Director
Victor Carrillo

	*	Director
Stephen C. Hurley

	*	Director
Joe L. McClaugherty

	*	Director
Jeff Swanson

*By:	/s/ Gary C. Evans
Gary C. Evans
Attorney in fact for the persons indicated